                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                             (Amendment No. 1)


                           CANAAN ENERGY CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  134743 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                January 26, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)



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  CUSIP NO. 134743 10 3

------------------------------------------------------------------------------
 1)   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Dunning Family Limited Partnership
------------------------------------------------------------------------------
 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      (a) [X]

      (b) [_]
------------------------------------------------------------------------------
 3)   SEC USE ONLY

------------------------------------------------------------------------------
 4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Oklahoma
------------------------------------------------------------------------------
                    (5)   SOLE VOTING POWER

     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                    (6)   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             0
                   -----------------------------------------------------------
       EACH         (7)   SOLE DISPOSITIVE POWER

    REPORTING             0
      PERSON       -----------------------------------------------------------
                    (8)   SHARED DISPOSITIVE POWER
       WITH
                          0
------------------------------------------------------------------------------
 9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
------------------------------------------------------------------------------
10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

                                                                    [_]
------------------------------------------------------------------------------
11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%
------------------------------------------------------------------------------
12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
------------------------------------------------------------------------------

CUSIP NO.  134743 10 3
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1)   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

      Dunning Management L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2)                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3)
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4)
      Oklahoma
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                    (5)
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY     (6)
     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                    (7)
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         (8)
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9)
      0
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES       [_]
10)

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11)
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12)
      00
------------------------------------------------------------------------------

CUSIP NO.  134743 10 3
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1)   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

      Richard R. Dunning
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2)                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3)
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4)
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                    (5)
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY     (6)
     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                    (7)
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         (8)
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9)
      0
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES       [_]
10)

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11)
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12)
      IN
------------------------------------------------------------------------------

Item 1

(a)  Name of Issuer:
        Canaan Energy Corporation

(b)  Address of Issuer's Principal Executive Offices:
        119 North Robinson, Suite 600
        Oklahoma City, OK 73102

Item 2

(a) This Schedule is filed by: (i) Richard R. Dunning; (ii) Dunning Management L.L.C., an Oklahoma limited liability company ("DM"); and (iii) the Dunning Family Limited Partnership, an Oklahoma limited partnership (the "Limited Partnership").

(b) The business address of Mr. Dunning is 1606 West Wilshire Boulevard, Oklahoma City, Oklahoma 73116. The principal business address of the Limited Partnership and DM is 1606 West Wilshire Boulevard, Oklahoma City, Oklahoma 73116.

(c) Mr. Dunning is a United States citizen. DM is a limited liability company organized under the laws of the State of Oklahoma. The Limited Partnership is a limited partnership organized under the laws of the State of Oklahoma.

(d)  Title of Class of Securities: Common Stock

(e)  CUSIP Number: 134743 10 3

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_]  Broker or dealer registered under section 15 of the Act
              (15 U.S.C. 78o).
     (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c) [_]  Insurance company as defined in section 3(a)(19) of the Act
              (15 U.S.C. 78c).
     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) [_]  An investment adviser in accordance with
              (S)240.13d-1(b)(1)(ii)(E);
     (f) [_]  An employee benefit plan or endowment fund in accordance with
              (S)240.13d-1(b)(1)(ii)(F);
     (g) [_]  A parent holding company or control person in accordance with
              (S)240.13d-1(b)(1)(ii)(G);
     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (j) [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     A.       Richard R. Dunning*

              (a)   Amount beneficially owned: 0

              (b)   Percent of class: 0%

              (c)   Number of shares as to which the person has:
                    (i)     Sole power to vote or to direct the vote: 0
                    (ii)    Shared power to vote or to direct the vote: 0
                    (iii) Sole power to dispose or to direct the disposition of: 0
                    (iv) Shared power to dispose or to direct the disposition of: 0

     B.       Dunning Management L.L.C.*

              (a)   Amount Beneficially Owned: 0

              (b)   Percent of class: 0%

              (c)   Number of shares as to which the person has:
                    (i)     Sole power to vote or to direct the vote: 0
                    (ii)    Shared power to vote or to direct the vote: 0
                    (iii) Sole power to dispose or to direct the disposition of: 0
                    (iv) Shared power to dispose or to direct the disposition of: 0


     C.       Dunning Family Limited Partnership

              (a)   Amount Beneficially Owned: 0

              (b)   Percent of class: 0%

              (c)   Number of shares as to which the person has:
                    (i)     Sole power to vote or to direct the vote: 0
                    (ii)    Shared power to vote or to direct the vote: 0
                    (iii) Sole power to dispose or to direct the disposition of: 0
                    (iv) Shared power to dispose or to direct the disposition of: 0

*DM, the general partner of the Limited Partnership, has the power to direct the affairs of the Limited Partnership. Mr. Dunning is the sole manager of DM and in that capacity directs its operations.

Item 5.  Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

                                       5

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Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              Not applicable.

Item 8.  Identification and Classification of Members of the Group.

              See Item 3.

Item 9.  Notice of Dissolution of a Group

              Not applicable.

Item 10. Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 11, 2002


Signature:    /s/ Richard D. Dunning
          ----------------------------------

Name/Title: Richard R. Dunning, individually and as the manager of Dunning Management L.L.C., general partner of Dunning Family Limited Partnership


                                       6